Adamis Pharmaceuticals, Corporation 10-Q

Exhibit [10.1]

Execution Version

[*] Designates Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 24b-2

DISTRIBUTION AND COMMERCIALIZATION AGREEMENT

This Distribution and Commercialization Agreement (the “Agreement”) is made effective as of the Effective Date by and between Adamis Pharmaceuticals Corporation, a corporation organized under the laws of Delaware (the “Company”), with an office located at 11682 El Camino Real, Suite #300, San Diego, CA 92130 and Sandoz Inc., a corporation organized under the laws of Colorado, with an office at 100 College Road West, Princeton, New Jersey 08540 (“Sandoz”). Sandoz and the Company may hereafter be referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS, the Company, pursuant to the terms of this Agreement, would like to manufacture and supply Product (as defined below) to Sandoz for Sandoz to distribute Product in the Territory; and

WHEREAS, Sandoz, pursuant to the terms of this Agreement, would like to purchase Product from the Company and distribute Product in the Territory.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.            DEFINITIONS

1.1.       “Act” means the Federal Food, Drug and Cosmetic Act of 1938, including any amendments thereto and all regulations promulgated thereunder or under any similar act or set of laws in the Territory.

1.2.       “Additional Costs” means, for any applicable Calendar Quarter, the total costs for (a) [*]; (b) [*]; and (c) [*]; in each case, only to the extent not overlapping with any amount deducted in the calculation of Net Sales.

1.3.       “Affiliate” means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For the purposes of this definition, the term “control,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of more than fifty percent (50%) voting securities or otherwise.

1.4.       “API” means the compound epinephrine, as further described in the Specifications.

1.5.       “Applicable Laws” means all laws, ordinances, rules and regulations applicable to the Parties’ activities under this Agreement, including, without limitation, the Manufacture, Development, or Processing of API or Product, and the obligations of each Party as the context requires, including, without limitation: (a) all applicable federal, state and local laws and regulations of the Territory; (b) the Act; and (c) cGMPs.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

1.6.       “Batch” means a specific quantity of the Product that is intended to have uniform character and quality within specified limits, and is produced according to a single Manufacturing order during the same cycle of Manufacture.

1.7.       “Batch Record” means Batch production and control records as set forth in 21 C.F.R. § 211.188, as may be amended from time-to-time.

1.8.       “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required to be closed, as the case may be.

1.9.       “Calendar Quarter” means any of the three-month periods beginning January 1, April 1, July 1 or October 1 of any calendar year.

1.10.     “Certificate of Analysis” means a document which is signed and dated by a duly authorized representative of the Company certifying that the Product Conforms to the Specifications and was prepared in accordance with Section 3.10.1.

1.11.     “cGMP” or “Good Manufacturing Practices” means current good manufacturing practices as set forth in 21 C.F.R. Parts 210 and 211, as established by the FDA or any similar set of laws, regulations, rules, or practices in the Territory or otherwise applicable to Development, Manufacture, Processing or supply of Product pursuant to this Agreement, as may be amended from time-to-time.

1.12.     “Claim” means any claim, action, suit, demand or other legal assertion or proceeding brought by a Third Party against any of the Sandoz Indemnified Parties and/or the Company Indemnified Parties, as the case may be, related to any Liability.

1.13.     “Commercialize” or “Commercialization” means the activities for marketing, pricing, promotion, distribution, and/or selling of the Product.

1.14.     “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent, good-faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances exercising reasonable business judgment, it being understood and agreed that, with respect to the Manufacture, Processing and Commercialization of the Product, such efforts shall be substantially equivalent to those efforts and resources commonly used by such Party for a product owned by it or to which it has rights, which product is at a similar stage in its product life and is of similar market potential as the Product, taking into account [*]. It is anticipated that the level of effort may change over time, reflecting changes in the status of the Product. “Commercially Reasonable” shall have the correlative meaning.

1.15.       “Company Indemnified Parties” means the Company, the Company’s Affiliates, any of their successors or assigns, and any of their respective then-current or then-former directors, officers, employees, contractors or agents.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

1.16.       “Components” means, collectively, all packaging components including the syringes for pre-fill, raw materials, excipients, and ingredients (including labels, product inserts and other Labeling for the Product), necessary to Manufacture the Product in accordance with the NDA, the Drug Master File, and the Specifications for the Product.

1.17.       “Confidential Information” means, with respect to a Party, all Know-How, scientific information, clinical data, efficacy and safety data, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments), and other terms and conditions of sales, customer information, business plans, and all other intellectual property), which is disclosed or made available to the other Party regardless of whether such information is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other Party.

1.18.       “Conforming” or “Conform” means that the Product conforms, in all respects, (a) to the applicable Specifications; (b) was Manufactured in accordance with cGMP and Applicable Law; and (c) is not adulterated or misbranded within the meaning of the Act or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act.

1.19.       “Control” or “Controlled” means, with respect to any Know-How, materials, Patents or other intellectual property rights, the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant access, a license or a sublicense of or under such Know-How, materials, Patents or other intellectual property rights to another Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.20.       “Develop” or “Development” means any activities related to the development of the Product, including but not limited to, all formulation, process and method development, manufacturing, testing and release of all clinical/registration and scale-up, Product validation, and packaging related to the Product for use in the Territory, on-going Product stability testing in accordance with the Specifications and Applicable Laws, maintaining documentation of any stability testing conducted on the Product in accordance with the Specifications and Applicable Laws, and any post-Launch stability testing.

1.21.       “Domain Names” means any internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith, registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the internet, rights in social media accounts and social media pages, and all applications for any of the foregoing.

1.22.       “Drug Master File” or “DMF” means, with respect to the Product API, the drug master file or any supplement thereto, filed by the Company or its Affiliates or a Third Party with the FDA or other Regulatory Authority pursuant to the Act or other Applicable Law.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

1.23.       “Effective Date” means the date this Agreement is signed by the last Party (as indicated by the date associated with such Party’s signature on the signature page to this Agreement).

1.24.       “Executive Officer” means (a) the President of Sandoz or another officer of Sandoz designated by Sandoz, or an Affiliate of Sandoz (the “Sandoz Executive Officer”), and (b) the President of the Company or another officer of the Company designated by the Company (the “Company Executive Officer”).

1.25.       “Force Majeure Event” means an event impacting a Party due to causes beyond such Party’s reasonable control, including without limitation, any actions of governmental authorities or agencies, war, hostilities between nations, civil commotions, riots, national industry strikes, lockouts, sabotage, fire, floods and acts of nature such as typhoons, hurricanes, earthquakes, or tsunamis, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control of such Party.

1.26.       “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.27.       “IFRS” means International Financial Reporting Standards, as generally and consistently applied by Sandoz.

1.28.       “[*]” means [*].

1.29.       “Know-How” means any information or material that is confidential and proprietary, including, without limitation, ideas, concepts, discoveries, inventions, developments, improvements, know-how, trade secrets, designs, devices, equipment, process conditions, algorithms, notation systems, works of authorship, computer programs, technologies, formulas, techniques, methods, procedures, assay systems, applications, data, documentation, reports, chemical compounds, products and formulations, whether patentable or otherwise. Know-How shall also include non-Confidential Information and material to the extent such information and material first lost its confidentiality by virtue of its disclosure in an issued patent or published patent application, a filing with a Regulatory Authority or as part of a legal proceeding.

1.30.       “Label” means any package, packaging material, or label designed for use with the Product, pursuant to the terms of this Agreement, in accordance with Applicable Laws including the package insert for such Product, that is approved by the FDA.

1.31.       “Labeling” means applying a Label or a package insert to the Product, pursuant to the terms of this Agreement, in accordance with Applicable Laws.

1.32.       “Latent Defect” means a defect that causes Product to fail to Conform, which defect is not discoverable upon reasonable physical inspection and testing performed pursuant to Section 3.10 but is discovered at a later time.

1.33.       “Launch” means the first commercial sale of Product in a given format and Market in the Territory by Sandoz or its Affiliates to a Third Party, but excluding sales for test marketing, clinical-trial purposes or compassionate use.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

1.34.       “Liabilities” or “Liability” means all losses, costs, damages, judgments, settlements, interest, fees or expenses including, without limitation, all reasonable attorneys’ fees, experts’ or consultants’ fees, expenses and costs, related to or arising from this Agreement or any Product developed, made, sold, marketed or otherwise distributed by the Parties.

1.35.       “Licensed IP” means the Licensed Know-How and the Licensed Patents.

1.36.       “Licensed Know-How” means Know-How Controlled by the Company that are necessary or useful for the Manufacture and Commercialization of the Product in the Territory.

1.37.       “Licensed Patents” means any patents and patent applications Controlled by the Company now or in the future that are necessary or useful for Commercialization and Manufacture of the Product in the Territory. An initial list of Licensed Patents is set forth on Schedule A. Schedule A will be updated by the Company during the Term, as specified in Section 2.3.2 below.

1.38.       “Licensed Trademarks” means the trademarks and domains listed on Schedule A and any Domain Names Controlled by the Company during the Term related to such trademark.

1.39.       “Manufacture” or “Manufacturing” means the commercial synthesis, manufacture, storage, handling, production, Processing, packaging, and Labeling of Product pursuant to this Agreement.

1.40.       “Manufacturing Facility” means the manufacturing facilities of the Product Manufacturer, or such other facility under its control that is approved by the FDA or other Regulatory Authority for manufacturing the Product.

1.41.       “NDA” means new drug application 207534 filed by the Company with the FDA, as may be amended or supplemented.

1.42.       “Net Profit” means the amount (which shall not be less than zero (0)) calculated for a given Calendar Quarter equal to Net Sales less (a) Supply Price that Sandoz paid for the Product sold in such Calendar Quarter, and (b) Additional Costs for the Product sold in such Calendar Quarter.

1.43.       “Net Profit Share” means an amount equal to the percentage of Net Profits allocated to each Party as set forth on Schedule B.

1.44.       “Net Sales” means the net sales recorded by Sandoz or any of its Affiliates for sales of Product in the Territory to Third Parties as determined in accordance with IFRS as consistently applied. The deductions booked on an accrual basis by Sandoz and its Affiliates under its IFRS to calculate the recorded net sales from gross sales consist of the following, applied consistently:

(i)            normal trade and cash discounts;

(ii)           amounts repaid or credited by reasons of defects, rejections, recalls or returns;

(iii)          price protection and shelf stock adjustments, slotting fees and coupons;

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

(iv)          rebates and chargebacks to customers and third parties (including, without limitation, Medicare, Medicaid, Managed Healthcare and similar types of rebates);

(v)           any amounts recorded in gross revenue associated with goods provided to customers for free;

(vi)          amounts provided or credited to customers through coupons and other discount programs;

(vii)         delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates or retroactive price reductions;

(viii)        fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information); and

(ix)          other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with IFRS.

There shall be no double-counting in determining the foregoing deductions. With respect to the calculation of Net Sales: (a) Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party and sales between or among Sandoz and its Affiliates shall be disregarded for purposes of calculating Net Sales; and (b) if a Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under IFRS are met. In the case of any sale or other disposal for value, [*] of any Product, or part thereof, other than [*] Net Sales shall be calculated [*].

1.45.       “Non-U.S. Territory” means the entire world, except the Territory.

1.46.       “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.47.       “Process” or “Processing” means the compounding, filling, producing and/or packaging of the API and raw materials to produce a Product in accordance with the applicable Specifications and the terms and conditions set forth in this Agreement.

1.48.       “Product” means the applicable definition set forth on Schedule C attached hereto.

1.49.       “Product Liability Claim” means any product liability claims or action asserted or filed by a Third Party, seeking damages or equitable relief of any kind, relating to personal injury, wrongful death, medical expenses, an alleged need for medical monitoring, consumer fraud or other alleged economic losses, allegedly caused by the Product, and including claims by or on behalf of users of the Product (including spouses, family members and personal representatives of such users) relating to the use, sale, distribution or purchase of the Product sold by or on behalf of Sandoz in the Territory.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

1.50.       “Product Manufacturer” means the Third Party manufacturers of the Product set forth in Schedule F attached hereto, or as otherwise agreed in writing by the Parties.

1.51.       “Quality Agreement” means the Quality Agreement that will govern the production of Batches of the Product and that will be executed by and between Sandoz and either the Company or the Product Manufacturer in connection with this Agreement.

1.52.       “Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals required for the manufacture, use, storage, import, transport, marketing, promotion, selling, and placing on the market of the Product (including post-approval changes, pricing and Third Party reimbursement approvals, and Labeling approvals) by any Regulatory Authority in the Territory. This includes any authorization necessary for the Manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of the Product as the context may require within the Territory.

1.53.       “Regulatory Authority” means any applicable local, national or supranational government agency involved in assessing the Product or granting approvals for the marketing and sale of Product in the Territory.

1.54.       “Regulatory Filing” means any filing made with a Regulatory Authority to obtain a Regulatory Approval.

1.55.       “[*]” means [*].

1.56.       “Sandoz Indemnified Parties” means Sandoz, its Affiliates, any of their successors or assigns, and any of their respective then-current or then-former directors, officers, employees, contractors or agents.

1.57.       “Specifications” means: (a) with respect to the Product having 0.3mg/0.3ml strength, [*]; and (b) with respect to the Product having 0.15mg/0.3ml strength, [*].

1.58.       “Supply Price” means, with respect to a Product, the applicable prices set forth on and determined in accordance with Schedule D attached hereto.

1.59.       “Territory” means the fifty states of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, Guam, American Samoa, the U.S. Virgin Islands and all territories and possessions of the United States of America, United States military bases and any other territories the Parties mutually agree in writing to add to this Agreement.

1.60.       “Third Party” means any Person other than a Party or any of its Affiliates.

1.61.       Other Defined Terms. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Agreement	Introductory Paragraph
Audited Party	6.5.2
Auditing Party	6.5.2

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

Definition	Section
Commercial Milestone Payment	6.1
Company	Introductory Paragraph
Company Executive Officer	1.24
Dispute	12.2
Exercise Period	2.11.1(b)
Firm Commitment	3.5
Firm Order	3.3.1
Indemnitee	8.3
Indemnitor	8.3
Initial Term	11.1
JPT	4.2.1
Material Contracts	7.5.7
Milestone Payment	6.1
Negative Amount	6.2.2
Negotiation Period	2.11.1(b)
Non-US Transaction	2.11.1
Non-US Transaction Notice	2.11.1(a)
OPDP	4.5.2
Other Product	2.11.2
Party or Parties	Introductory Paragraph
Pharmacovigilance Agreement	5.4
Promotional Materials	4.5.1
Renewal Term	11.1
ROFN Right(s)	2.11.1
Rolling Forecast	3.5
Sales Taxes	6.4
Sandoz	Introductory Paragraph
Sandoz Executive Officer	1.24
Term	11.1

2.            EXCLUSIVE DISTRIBUTORSHIP; EXCLUSIVITY

2.1.       Appointment of Sandoz as Exclusive Distributor in the Territory. Subject to the terms and conditions of this Agreement, (a) the Company hereby appoints Sandoz, and Sandoz hereby accepts, during the Term, to serve as the exclusive distributor (even as to the Company) of the Product in the Territory, and (b) the Company grants to Sandoz the exclusive right (even as to the Company) to market, sell, offer for sale, and otherwise Commercialize the Product in the Territory under the Company’s NDA during the Term. Sandoz shall have the exclusive right to invoice and book all Product sales in the Territory during the Term. Sandoz shall not have the right to grant any rights as subdistributor to any Third Party except to the extent Sandoz’s agreements with group purchasing organizations, wholesalers or similar entities that apply to Commercialization of the Product in the Territory contemplate such entities acting as subdistributors.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

2.2.          Supply of Product for Distributorship. As provided in Article 3, the Company shall supply (or have supplied) to Sandoz, and Sandoz shall purchase from the Company, its requirements of the Product for sale by Sandoz and its Affiliates in the Territory pursuant to Section 2.1.

2.3.          Licensed IP.

2.3.1.       Subject to the terms and conditions of this Agreement, the Company hereby grants to Sandoz an exclusive (even as to the Company), non-transferable and non-sublicenseable (except to an Affiliate of Sandoz) license under the Licensed IP for Sandoz to market, sell, offer for sale, and otherwise Commercialize the Product in the Territory under this Agreement.

2.3.2.       The Company shall update the listing of Licensed Patents set forth in Schedule A on or before [*], so as to include information with respect to [*]. The Company shall also provide Sandoz, on or before [*] with [*].

2.4.          Licensed Trademark. The Company hereby grants to Sandoz a fully-paid, non-transferable and non-sublicenseable (except to an Affiliate of Sandoz) license to use the Licensed Trademarks only to market, sell, offer for sale and otherwise Commercialize the Product in the Territory under this Agreement, which shall be exclusive (even as to the Company), except the license with respect to the Licensed Trademark Symject shall be non-exclusive. For clarity, the Company may use (or license to a Third Party or Affiliate) the Licensed Trademark Symject: (i) in connection with any product other than the Product in and outside the Territory; and (ii) in connection with the marketing, sale, offer for sale, and other Commercialization of the Product outside the Territory. All uses by Sandoz and its Affiliates of the Licensed Trademarks shall be in compliance with all Applicable Laws and shall be in accordance with the Licensed Trademark Usage Guidelines attached hereto in Schedule H. At the reasonable request of the Company from time to time, Sandoz will provide copies of packaging, labeling, advertising, promotional and other material of Sandoz or its Affiliates referencing the Licensed Trademark to allow the Company to confirm compliance with the foregoing.

2.5.          Licensed Trademark and Licensed Patent Filing, Prosecution, Maintenance and Costs.

2.5.1.       The Company shall be responsible for registration, filing and maintenance of the Licensed Trademarks, and shall bear all costs related thereto.

2.5.2.       The Company shall prepare, file and prosecute any and all patent applications and maintain any and all patents within the Licensed Patents. The Company shall pay for all prosecution, filing and maintenance fees and all other costs for prosecution, filing and maintenance of any Licensed Patents associated with the Product in the Territory.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

2.6.       Enforcement of Licensed IP and Licensed Trademarks. Upon a Party learning of any infringement or threatened infringement of any of the Licensed IP and/or Licensed Trademarks by a Third Party in the Territory, such Party shall promptly inform the other Party in writing of any such infringement and shall supply such other Party with all evidence pertaining to such infringement in such Party’s possession. In the event of any infringement or threatened infringement of any Licensed Patent by a Third Party in the Territory, [*], to file an action against any such infringing Third Party or seek abatement of the infringement by such Third Party and by counsel of its own choice, and [*] shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. [*] shall recover [*]. In the event [*] does not file an action or seek abatement within: (a) [*] following the notice of alleged infringement; or (b) [*] before the time limit, if any, set forth in the Applicable Laws, whichever comes first, then [*] shall have the right, but not the obligation, to file an action against any such infringing Third Party or seek abatement of the infringement by such Third Party at [*] cost and expense and by counsel of its own choice, and [*] shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. [*] shall use [*] to promptly notify [*] in writing if [*] decides not to file an action or seek abatement. [*] shall fully cooperate with [*] in such action, including [*], and [*] shall [*] in connection with providing such cooperation. Neither Party shall enter into any settlement or compromise of any action or proceeding under this Section 2.6 that would: (a) admit fault on the part of the other Party; (b) impose any financial obligation on the other Party; or (c) alter, diminish, or be in derogation of the other Party’s rights under this Agreement, in each case, without the prior written consent of such other Party, not to be unreasonably withheld or delayed. Except for [*], in each case, as set forth above, any recovery or damages realized as a result of such action or proceeding with respect to Licensed IP and/or Licensed Trademarks shall be used [*].

2.7.       License of Third Parties’ Rights. In addition to the Company’s obligations pursuant to Section 8.1, in the event it is necessary to obtain a license in the intellectual property rights of the Third Party in order for a Party to practice any Licensed IP or Licensed Trademarks to conduct activities for which it is responsible as contemplated by this Agreement, [*].

2.8.       Reserved Rights. The Company hereby expressly reserves all rights under the Licensed IP and Licensed Trademarks that are not expressly granted to Sandoz under this Agreement, including, without limitation, rights under: (a) the Licensed IP and Licensed Trademarks to research, develop, make, have made, import, use, sell, offer for sale, distribute, promote, market, and otherwise Commercialize the Product outside of the Territory; and (b) the Licensed IP and Licensed Trademark Symject (but excluding the other Licensed Trademarks) to research, develop, make, have made, import, use, sell, offer for sale, distribute, promote, market, and otherwise commercialize any and all products other than Products (including any product other than Products that use any syringe used to administer Products) worldwide, except in connection with any product containing epinephrine that would compete with the Product in the Territory; and (c) the Licensed IP and Licensed Trademarks to Manufacture, have Manufactured and supply Product for Sandoz and its Affiliates pursuant to this Agreement and to make, have made, package and have packaged the Product in the Territory for the Company and its Affiliates and licensees for use outside the Territory. Further, the Company retains the right to reference and use, and grant to the Company’s Affiliates and licensees (and their sublicensees) the right to reference and use, all Regulatory Approvals for Product in the Territory, including the NDA and the documentation comprising the NDA, including all submissions, reports and correspondence relating to the NDA, and all data and information contained or referenced therein (including all data and information from human factors, reliability and biocompatibility studies) as may be necessary or useful (A) to perform the Company’s obligations contemplated by this Agreement and (B) in connection with any of the activities described in Section 2.8(a), (b) and/or (c).

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

2.9.          No Implied Licenses. Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any patents, patent applications, Know-How or other intellectual property owned or Controlled by the other Party.

2.10.        Mutual Agreements.

2.10.1.   Sandoz hereby covenants and agrees that during the Term it shall not (and shall cause its Affiliates not to), either itself or through a Third Party, market, promote, sell or actively offer for sale the Product outside of the Territory. Without limiting the generality of the foregoing and subject to Section 2.11.1, with respect to countries outside of the Territory, Sandoz shall not: (a) engage in any advertising activities relating to the Product directed primarily to customers located outside of the Territory (which excludes any participation in conferences, congresses or scientific or medical meetings held throughout the world) or in the Territory for distribution outside the Territory; or (b) actively or intentionally solicit orders from any prospective purchaser of the Product for distribution outside of the Territory. To the extent permitted by Applicable Law, if Sandoz receives any order from a prospective purchaser of the Product in or for a country outside of the Territory, Sandoz shall immediately refer that order to the Company and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) the Product under such order. If Sandoz is actually aware that a customer or distributor is actively engaged itself or through a Third Party in the sale or distribution of the Product outside of the Territory, then Sandoz shall: (i) [*]; and (ii) [*], unless otherwise agreed in writing by the Parties.

2.10.2.  The Company hereby covenants and agrees that during the Term it shall not (and shall cause its Affiliates, licensees and subcontractors not to), either itself or through a Third Party, market, promote, sell or actively offer for sale the Product in the Territory. Without limiting the generality of the foregoing, the Company shall not: (a) engage in any advertising activities relating to the Product directed primarily to customers located in the Territory (which excludes any participation in conferences, congresses or scientific or medical meetings held throughout the world) or outside of the Territory for distribution in the Territory; or (b) actively or intentionally solicit orders from any prospective purchaser of the Product for distribution in the Territory. To the extent permitted by Applicable Law, if the Company receives any order from a prospective purchaser of the Product in or for the Territory, the Company shall immediately refer that order to Sandoz. If the Company is actually aware that a customer or distributor is actively engaged itself or through a Third Party in the sale or distribution of the Product in or for the Territory, then the Company shall: (i) [*]; and (ii) use [*]. For clarity, in the case of termination of rights granted to Sandoz under this Agreement in [*], nothing in this Section 2.10.2 shall limit or restrict activities by or on behalf of the Company with respect to Product [*].

2.11.  Right of Negotiation for Product in Non-US Territory.

2.11.1.       In the event that, after the Effective Date and during the Term, the Company proposes to grant any license or similar rights (whether exclusive, semi-exclusive or otherwise) with respect to the development, supply, marketing, sale, distribution or Commercialization of the Product in any Non-US Territory (“Non-US Transaction”), then Sandoz shall have a first right to negotiate with the Company regarding such Non-US Transaction (“ROFN Right(s)”) in accordance with the terms of this Section 2.11.1.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

a)        The Company shall provide Sandoz with a written notice (a “Non-US Transaction Notice”) of the principal terms of a proposed Non-US Transaction prior to entering into negotiations regarding such Non-US Transaction with a Third Party.

b)       Sandoz shall have a period of [*] in which to exercise the ROFN Right with respect to such Non-US Transaction by providing written notice to the Company. If Sandoz elects to exercise the ROFN Right within [*], then [*] within [*] after [*]. Sandoz shall be entitled to assign all or any portion of its ROFN Rights to one or more of its Affiliates upon written notice to the Company. If Sandoz does not exercise the ROFN Right for a Non-US Transaction within [*], or if Sandoz exercises the ROFN Right for a Non-US Transaction within [*] by the Parties do not [*] within [*], then the Company shall have no further obligation under this Section 2.11 with regard to the territory for such Non-US Transaction and the Company will be free to negotiate and enter into agreements with one or more Third Parties with regard to such Non-US Transaction.

2.11.2.       In the event that, after the Effective Date, the Company proposes to grant any license or similar rights (whether exclusive, semi-exclusive or otherwise) with respect to the development, supply, marketing, sale, distribution or Commercialization of a pre-filled syringe or auto-injector containing epinephrine as one or more of the active pharmaceutical ingredients that is not covered by the Product’s NDA in the Territory or in the Non-US Territory (“Other Product”), then Sandoz shall have a right of first negotiation with respect to such Other Product, pursuant to the terms of Section 2.11.1 above.

2.11.3.       Nothing in this Section 2.11 shall restrict or prevent the Company from negotiating or completing any transaction for the sale of all or substantially all of the business or assets of the Company, whether by merger, sale of stock, sale of assets or otherwise; provided, that any successor to the Company in such transaction shall remain subject to the Company’s obligations under the ROFN Right in accordance with this Section 2.11 if the ROFN Right has not been exercised or terminated prior to consummation of such transaction.

3.       MANUFACTURING AND SUPPLY SERVICES

3.1.       Overview.

3.1.1.       Subject to the terms and conditions of this Agreement, the Company shall supply to Sandoz or its designee the Product for distribution and sale by Sandoz or its Affiliates in the Territory, and the Company agrees not to supply such Product to any Third Party for sale in the Territory. Sandoz agrees that in no event shall Sandoz or its Affiliates Manufacture or have Manufactured Product, or purchase Product from any party other than the Company unless otherwise agreed in writing by the Parties. Subject to the terms and conditions of this Agreement, the Company shall be responsible for all costs related to Manufacturing and supplying the Product to Sandoz.

3.1.2.       Except as expressly provided in Sections 3.3 and 3.5, Sandoz makes no guarantee or commitment, directly or indirectly, that Sandoz will purchase any minimum quantity of the Product under this Agreement, and the Company acknowledges that it will not conduct its business in reliance on any such guarantee or commitment.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

3.1.3.       The Parties acknowledge and agree that the Company will use a Third Party manufacturer to Manufacture and supply Product to Sandoz and its Affiliates under this Agreement. As of the Effective Date, the Third Parties listed in Schedule F are the Product Manufacturers. If the Company desires to delegate such Manufacturing and supply obligations to a Product Manufacturer other than a Third Party that is listed in Schedule F at any time during the Term, then the Company shall [*]. The Company shall be responsible for performance of the Company’s obligations hereunder to the extent performed on the Company’s behalf by such subcontractor as if the Company were itself performing such activities. The Parties acknowledge and agree that the terms “the Company shall” or “the Company will” or the like, shall be deemed to be followed by the words “or the Product Manufacturer, as a subcontractor of the Company, will” or “or the Product Manufacturer, as a subcontractor of the Company, shall” or “the Company shall require that the Product Manufacturer shall” or the like, with respect to the Company’s Manufacturing and supply obligations herein.

3.2.       Product Supply Chain. The Company shall be responsible for all sourcing of all Components used in the Manufacture and Processing of the Product (including API, excipients and primary packaging Components). The Company shall be responsible for all importation activities relating to the Product (including API, excipients, and primary packaging Components). The Company shall cause the Components to be manufactured under cGMP conditions, as required by Applicable Law, and cause the Drug Master File to be maintained in good standing with the FDA during the Term.

3.3.       Firm Orders.

3.3.1.       The Company agrees to supply to Sandoz [*] quantities of the Product ordered by Sandoz pursuant to one or more purchase orders issued in accordance with the terms and conditions hereof (each, as accepted by the Company in accordance with Section 3.3.2, a “Firm Order”). Sandoz shall issue Firm Orders to the Company for the purchase of the quantities described therein, and upon acceptance by the Company in accordance with Section 3.3.2, each Firm Order shall be considered a binding, non-cancellable commitment upon the Company to produce and deliver such quantities of Product on the delivery dates described therein and upon Sandoz to purchase and pay for such quantities of Product.

3.3.2.         The Company shall confirm to Sandoz all Firm Orders, including quantities, pricing, commercial terms, and delivery dates, in writing within [*] after receipt (or within a reasonable period of time after receipt for orders in excess of the Firm Commitment). Any such confirmation shall either confirm the delivery date set out in the Firm Order or provide a reasonable alternative delivery date. Any Firm Orders not expressly accepted or rejected by the Company shall be deemed to have been accepted. The Company may reject any Firm Order in excess of the Firm Commitment or otherwise not given in accordance with this Agreement; provided, however, that the Company shall [*] to supply Sandoz with quantities of Product which are in excess of the quantities specified in the Firm Commitment, subject to [*]. For clarity, the Company will not be considered in breach or default if it does not supply quantities of Product which are in excess of the quantities specified in the Firm Commitment after [*].

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

3.3.3.       Sandoz shall provide each Firm Order to the Company concurrently with the submission of each Rolling Forecast, and (a) with respect to Product quantities for Launch at least [*] prior to the delivery date specified therein and (b) with respect to all subsequent quantities of Product, at least [*] prior to the delivery date specified therein. Each Firm Order shall specify: (i) purchase order number; (ii) the name and quantities of the Product to be purchased by and supplied to Sandoz; (iii) the delivery dates and shipping instructions with respect thereto; (iv) Supply Price of the Product; (v) payment terms; and (vi) any other elements necessary to ensure the timely production and delivery of the Product. Each Firm Order shall constitute a contract, and the Parties shall comply in all respects with the obligations set forth therein including, without limitation, the obligation of the Company to deliver the Product on the delivery date set forth in the Firm Order; provided, however, that except for the information specified in clauses (ii) and (iii) of this Section, the supply, purchase and sale of the Products shall be governed solely by this Agreement and any additional or contrary terms or provisions contained in any Firm Order, purchase order or similar form or invoice or acknowledgment shall be void and have no force or effect.

3.4.          Packaging; NDC. The Company shall supply Sandoz with Product packaged in Sandoz’s trade dress under Sandoz’s NDC labeler code. The Company shall cooperate with Sandoz as required to support Sandoz obtaining its own NDC labeler code for the Product. At Sandoz’s cost, Sandoz shall supply to the Company information and materials regarding Sandoz’s trade dress and NDC labeler code and any standards and instructions for Product packaging that Sandoz requests in sufficient time to permit Manufacturing and supply of Product in accordance with this Agreement. Sandoz shall be responsible at its sole cost for ensuring that all such information, materials, standards and instructions comply with Applicable Laws. The Company shall provide Sandoz with all documentation regarding the Product reasonably requested by Sandoz to allow Sandoz to complete a country of origin evaluation pursuant to Applicable Laws.

3.5.          Rolling Forecast. Approximately [*], Sandoz shall submit to the Company a rolling [*] forecast of Product that Sandoz intends to order from the Company (the “Rolling Forecast”) for such period commencing on the Launch date. The Rolling Forecast shall be updated within [*]. Except as otherwise provided under Section 3.3.2 with respect to quantities for Launch in the first Rolling Forecast issued by Sandoz, the [*] of each Rolling Forecast shall be binding on the Parties (the “Firm Commitment”). The remaining [*] of each Rolling Forecast shall be non-binding good faith estimates for planning purposes; provided, however, that [*] in a subsequent Rolling Forecast, as applicable, the quantities of Product specified for delivery for such [*] shall not exceed [*] of the total quantities of Product projected for delivery during the [*] of the Rolling Forecast delivered to the Company [*] prior to the then-current Rolling Forecast. For purposes of this Agreement, an “Excess” means the total quantity of Product requested by Sandoz in its Firm Order for [*] that is in excess of [*]. The Company shall [*] supply Sandoz with Excess quantities of Product as provided in Section 3.3.2, and the Company shall keep Sandoz informed of its communications with the Product Manufacturers regarding the supply of Excess quantities.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

3.6.          Delivery Terms.

3.6.1.       The Company shall deliver the Product to such locations in the Territory as are designated by Sandoz in each Firm Order and in accordance with the delivery date determined according to Section 3.3.2. The place of shipment by the Company or the Product Manufacturer shall be [*]. All shipments of Product to Sandoz shall be made via such carrier(s) as Sandoz may direct. Title and risk of loss shall pass to Sandoz upon [*]. The Company shall not be responsible for Product in transit, including any cost of insurance or other transport fees for Product, or any risks associated with transit, storage and handling. The Company shall provide shipment information [*]. Notwithstanding the foregoing, the Company shall be responsible for ensuring that [*], in accordance with the terms of the Quality Agreement.

3.6.2.       If the Company is unable to deliver the requested quantity of the Product on the delivery date determined according to Section 3.3.2, the Company shall notify Sandoz as soon as possible.

3.6.3.       At the time of delivery of Product to Sandoz, Product shall have a remaining shelf-life of [*] of the Product’s [*]. If supplied with Product that has a shelf-life of less than [*], Sandoz may return such Product to the Company for reimbursement of all costs, including return shipping and handling, unless Sandoz has agreed in writing to accept such Product prior to delivery. If requested by Sandoz, the Company will [*] to promptly provide [*]. The Company will use [*].

3.7.         Documentation. With each shipment of the Product, the Company shall, or shall cause its Product Manufacturer to, provide all documentation in the possession or control of the Company or the Product Manufacturer as is reasonably required by any Regulatory Authority from time to time in connection with the Manufacture of the Product.

3.8.       Storage. The Company shall maintain and store all Product in accordance with the Specifications and Good Manufacturing Practices at all times, pending its shipment to Sandoz, in the Manufacturing Facility.

3.9.       Serialization and Coding. The Company shall implement Product serialization and coding in accordance with Applicable Laws. Sandoz and the Company will work together to align on implementation timing as well as the location of the coding information on each level of packaging, including without limitation, the Product’s carrying case. The cost of setting up the relevant equipment and the capability for online coding, creating unique serial numbers and its aggregations including necessary IT systems required for data storage and data exchange in order to pack the Product to meet the regulations in the Territory shall be borne by the Company or its Product Manufacturer.

3.10.        Inspection and Acceptance.

3.10.1.       The Company shall test and inspect each Batch of Product for compliance with the Specifications prior to the release and shipment thereof to Sandoz. The Company shall provide a Certificate of Analysis with each shipment of each Batch of Product. The Certificate of Analysis must evidence that the Product conforms to [*].

3.10.2.       Sandoz may test and inspect the Product after receipt of each Batch of Product. Sandoz may reject any shipment (or portion thereof) of Product if it does not Conform based on such inspection by written notification to the Company within [*] of [*]. Sandoz shall be deemed to have accepted the Product if Sandoz fails to give written notice of rejection within [*] of [*], except in the case of [*] such written notice of rejection must be provided within [*]. The written notice of rejection shall be given to the Company and shall include identification of the lot number and description of the basis for rejection.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

3.10.3.       Following receipt of written notice of rejection of a particular Batch of Product, the Company shall notify Sandoz in writing within [*] of receipt of such notice from Sandoz whether the Company disagrees with the rejection and, if the Company does not provide such written notice within such [*] period, the Company will be deemed to agree with such rejection. If the Company provides written notice of disagreement with the rejection in accordance with the preceding sentence, the following procedures shall apply. The Parties shall review the test results and attempt to reach agreement as to whether or not the Product fails to Conform and if they fail to reach agreement within [*] after delivery of the written notice of disagreement provided by the Company to Sandoz, the Parties shall designate a mutually acceptable Third Party laboratory to make a determination on such matter from a sample obtained from the rejected Batch of Product. The decision of the Third Party laboratory shall be binding on all Parties hereto and all expenses related to such Third Party investigation shall be borne by the Party found to have been mistaken. Should such Third Party laboratory confirm Sandoz’s claim, the Company shall, at Sandoz’s request, promptly provide Sandoz with [*].

3.10.4.       If the Parties agree to the rejection of any Batch (or portion thereof) of Product or the Third Party laboratory confirms rejection of any Batch (or portion thereof) of Product, Sandoz shall return any rejected Product to the Company at the Company’s expense to an address that the Company shall designate within [*] of the agreement or Third Party laboratory determination regarding rejection, as applicable, and the Company, at Sandoz’s request, promptly provide Sandoz with a credit or refund of the Supply Price for the rejected Product if Sandoz has already paid the Company for such rejected Product or promptly provide replacement Product to Sandoz subject to Sandoz’s payment of the Supply Price for replacement Product unless Sandoz has already paid the Company for such rejected Product, together with [*]. If the Company, however, does not agree with Sandoz’s claim of non-compliance with the Specifications or other defect, Sandoz shall not be obligated to return the rejected Product to the Company until after a final determination is made by a Third Party laboratory that such Product does not comply with the applicable Specifications or is otherwise defective. Absent such designation of address, Sandoz shall ship rejected Product to the location of the Manufacturing Facility. If the Third Party laboratory determines that the Batch was not correctly rejected, then Sandoz shall pay the Company the Supply Price for such Batch and for any replacement Product.

3.11.         Supply Price; Payment; and

3.11.1.       The initial Supply Price for the Product is set forth on Schedule D. The Supply Price is subject to adjustment in accordance with the provisions of this Section 3.11.

3.11.2.       The Supply Price may be adjusted based on [*] prior written notice to Sandoz, as further described [*]; provided, however, any [*] in Supply Price shall not exceed the greater of: (a) [*] and (b) [*]; provided, further that, the Company shall provide Sandoz reasonable documentation of [*], and Sandoz may audit such [*] pursuant to Section 3.14 or Section 6.5, as applicable. [*].

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

3.11.3.       The Company will use [*] to [*].

3.11.4.       Simultaneously with the shipment of any particular Batch of Product to Sandoz, the Company shall send an invoice to Sandoz covering such Product order. Supply Price shall be invoiced in U.S. dollars. The Company shall reflect freight separately on each invoice for each total shipment.

3.11.5.       Sandoz shall pay each undisputed invoice no later than [*] after receipt of such invoice by Sandoz. Payments by Sandoz to the Company, including, but not limited to, any final payment by Sandoz to the Company, shall not be deemed as an acknowledgement by Sandoz that the Company has performed properly or that the Company has fulfilled its contractual obligations, regardless of whether the respective payments were made with any reservation.

3.12.       Quarterly Exchange Rate and Shipping Cost Reconciliation; Annual Volume Reconciliation.

3.12.1.       Within [*] after the end of each Calendar Quarter during the Term, the Parties shall determine: (a) the exchange rate for converting the Euro into United States Dollars published (i) on [*] and (ii) by [*]; and (b) [*]. The Company shall then promptly provide Sandoz with a written report setting forth in reasonable detail [*]. Sandoz shall have the opportunity to review and approve such written report. If Sandoz agrees with such written report, then, Sandoz shall provide the Company with a statement setting forth in reasonable detail, any underpayment or overpayment of the Net Profit Share based on [*], which statement shall accompany [*] for such Calendar Quarter. In the event of an underpayment to the Company, Sandoz shall include such underpayment in the payment of the Net Profit Share for such Calendar Quarter. In the event of an overpayment to the Company, Sandoz shall reduce such overpayment from the Net Profit Share payment for such Calendar Quarter, or subsequent Net Profit Share payments if needed. If the Parties are unable to resolve any dispute under this Section 3.12.1, the matter shall be referred to an independent firm or certified public accountants chosen by agreement of the Parties for resolution of such dispute. Any decision by said firm or independent certified public accounts shall be binding on the Parties.

3.12.2.       Within [*] after the end of each calendar year during the Term, the Parties shall determine the actual quantity of Product ordered by Sandoz during the preceding calendar year. The Company shall then promptly provide Sandoz with a written report setting forth in reasonable detail the actual quantity of Product ordered by Sandoz during the preceding calendar year and the amount of any underpayment or overpayment by Sandoz during the preceding calendar year as a result of [*]. In the event of an underpayment to the Company, the Company shall invoice Sandoz for such underpayment, and Sandoz shall pay such invoice in accordance with the terms of Section 3.11.5. In the event of an overpayment to the Company, the Company shall, simultaneous with its written report, issue to Sandoz a credit memorandum for such overpayment. If the Parties are unable to resolve any dispute under this Section 3.12.2, the matter shall be referred to an independent firm or certified public accountants chosen by agreement of the Parties for resolution of such dispute. Any decision by said firm or independent certified public accountant shall be binding on the Parties.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

3.13.       Specifications & Quality.

3.13.1.  The Company shall cause the Product Manufacturer to Manufacture the Product in strict conformity with the Specifications. Further, the Company represents that, as of the Effective Date and during the Term, the Product Manufacturer holds the required manufacturing authorization pursuant to Applicable Laws for the Manufacture of the Product.

3.13.2.  Within [*], Sandoz and the Company (and/or the Product Manufacturer, as applicable) shall enter into a Quality Agreement relating to the Product. The Company shall maintain a current Quality Agreement and quality control system compliant with the Regulatory Authority for the Product to be delivered hereunder. Such a system shall include [*]. Each Batch of Product to be supplied to Sandoz hereunder shall be subject to a quality control inspection by the Company in accordance with the Company’s then current quality assurance standards. In the event a conflict arises between the Quality Agreement and this Agreement, the term contained in the Quality Agreement shall control with respect to quality-related matters relating to the Product.

3.13.3.  [*] modifications, changes, additions or deletions to the: (a) [*]; (b) [*]; (c) [*]; (d) [*]; (e) [*]; (f) [*]; (g) [*]; or (h) [*], which the Company intends to carry out must be evaluated and documented by [*]. Prior to implementation of any such change, the Company agrees to provide reasonable notice to Sandoz in writing of such change and to obtain Sandoz’s prior written consent to do so, which consent shall not be unreasonably withheld or delayed. Reasonable notice applies in circumstances where a change is required as a result of changes to Applicable Law or the order of any Regulatory Authority, in which case the Parties shall cooperate in good faith to implement the applicable change as soon as reasonably practicable following provision of notice by the Company. Upon receiving Sandoz’s written consent, the Company shall amend its NDA through the appropriate notification to the applicable Regulatory Authorities.

3.13.4.  The Company is responsible for storing and maintaining retention samples of each Batch of Product shipped to Sandoz for [*], in accordance with Good Manufacturing Practices and the terms of the Quality Agreement. The quantity of retention samples shall be of sufficient quantity required to perform all required testing.

3.13.5.  The Company shall be responsible for the testing and generation of stability data for the Product in accordance with the cGMP and ICH guidelines.

3.13.6.  The Company shall be responsible for confirming that all facilities (including the Manufacturing Facility), utilities, equipment and the processes utilized to Manufacture the Product are satisfactorily validated according to the guidelines of all applicable Regulatory Authorities and Applicable Laws.

3.13.7.  Records which include the information relating to the Manufacturing, packaging and quality operations for each Batch of Product shall be prepared by the Company for each lot at the time such operations occur. Such records shall be prepared in accordance with Applicable Laws and the Company’s standard operating procedures. The Company shall keep Batch Records for each Batch of Product for the period of time required by Applicable Law.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

3.14.       Manufacture and Supply Records; Audit Rights.

3.14.1.  The Company shall maintain: (a) complete, accurate and systematic written records of the Manufacture and supply of Product in the Territory to Sandoz; and (b) records relating to quality and Manufacturing processes and control steps. Such records shall be maintained for a period of [*] or longer if required under Applicable Laws or the Quality Agreement.

3.14.2.  On reasonable prior notice, the Company shall allow employees or authorized representatives of Sandoz and/or its Affiliates to perform an audit of any documents, records or any facility, including the Manufacturing Facility, involved in the Processing or Manufacturing of the Product, including, but not limited to, any such documents and records and facility related to the API and Product intermediates, subject to the following sentence with respect to subcontractors. In case that any subcontractor is involved (including, without limitation, any Product Manufacturer), the Company shall: (a) upon request, provide Sandoz and/or its Affiliates with the report of the audits carried out by or on behalf of the Company of any such subcontractor or any other documents and information necessary for Sandoz to verify compliance of such subcontractors with Applicable Laws and this Agreement; and (b) use [*] to cause [*] to [*].

3.14.3.  Sandoz shall also have the right to conduct “for-cause” audits to address significant Product or safety concerns as discovered through Product failures related to the Manufacture of Products. Product failures shall include [*]. Sandoz shall notify the Company in writing in advance of the audit and thereafter, with the Company’s reasonable assistance, the Product Manufacturer and Sandoz shall mutually determine the timing of the audit.

3.14.4.      In the event the Company’s (or its Product Manufacturer’s) Manufacturing, packaging, testing or storage facility(ies), including the Manufacturing Facility, producing Product is/are inspected by representatives of any Regulatory Authority in connection with the Company’s (or its Third Party contractor’s) Manufacture of the Product, the Company will notify Sandoz promptly upon learning of such inspection, and will, to the extent required by Applicable Laws, or to the extent permitted by Applicable Laws and the Company’s agreements with its Third Party contractors, supply Sandoz with copies (redacted only for confidential information) of any correspondence or communications or portions thereof which relate to the Product.

3.15.        Manufacturing Facility. As of the Effective Date, the Manufacturing Facility is deemed to be Catalent [*]. As of the Effective Date, the Manufacturing Facility has any and all Regulatory Approvals required for the Manufacture, Labeling, packaging, and exportation of the Product in accordance with the Specifications, cGMP and Applicable Laws, and thereafter the Company will use [*] to ensure that the Manufacturing Facility shall maintains any and all such Regulatory Approvals.

4.            COMMERCIALIZATION

4.1.         Commercialization. Sandoz shall Commercialize the Product in the Territory in accordance with Applicable Law and shall use Commercially Reasonable Efforts to Commercialize the Product in the Territory in accordance with [*].

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

4.2.         Joint Project Team.

4.2.1.       Formation. Promptly after the Effective Date, the Parties will form a Joint Project Team (“JPT”) comprised of [*] representatives of each of the Company and Sandoz. [*].

4.2.2.       Purposes. The JPT will discuss the Launch and Commercialization of the Product; provided however, [*].

4.2.3.       Disputes. The JPT will operate [*].

4.2.4.       Meetings. The JPT will meet in person or by teleconference on a quarterly basis, or at such other frequency as the JPT agrees. The Parties will agree upon the time and place of such meetings. Within [*] after each meeting, [*].

4.3.       Sales and Distribution; Returns. Sandoz shall be responsible for handling all returns, recalls, order processing, invoicing and collection, distribution, and receivables for the Product Commercialized by Sandoz in the Territory pursuant to this Agreement. Sandoz shall book all sales of the Product in the Territory.

4.4.       Pricing. Sandoz will have independent, sole discretion to determine the pricing, terms of sale, marketing, and selling decisions for the Product in the Territory without any consultation with, input from, or prior notice to the Company.

4.5.       Advertising and Promotional Materials.

4.5.1.       Sandoz shall prepare and produce all Promotional Materials for Commercialization of the Product in the Territory. In relation to the Product, Sandoz shall determine the manner in which information will be presented and described to the medical community in any Promotional Materials or other materials related to the Product for sale in the Territory. Sandoz shall own all right, title and interest in and to any and all such Promotional Materials, including all applicable copyrights, trademarks (other than the Licensed Trademarks, which are licensed to Sandoz under Section 2.4), program names and domain names for Product to be sold by Sandoz in the Territory. For purposes of this Agreement, “Promotional Materials” means all Labeling, except FDA approved non-promotional Labeling, such as, Product warning labels and the Product’s package insert, and advertising materials as defined in the Act for Product to be sold by Sandoz in the Territory.

4.5.2.       Sandoz shall be solely responsible for developing, filing and making decisions with respect to all Promotional Materials and associated regulatory materials, including all filings and interactions with the FDA’s Office of Prescription Drug Promotion (“OPDP”). The Parties shall jointly notify the FDA of the Company’s delegation of such responsibility for Product to be sold by Sandoz in the Territory to Sandoz. Sandoz shall provide the Company with a copy of each such filing promptly after submission thereof. For the avoidance of doubt, Sandoz will retain exclusive authority and responsibility for the filing of Promotional Materials with the FDA on Form 2253 (or such other form as required by FDA) or as otherwise required by, or permitted under, Applicable Laws. Sandoz shall promptly, but in any case within three (3) Business Days of receipt, provide the Company with complete copies of all material correspondence relating to Promotional Materials for the Product with Regulatory Authorities, including OPDP.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

4.5.3.       Sandoz Trademarks. All trademarks, trade names and packaging graphics owned or licensed by Sandoz and intended to be used in connection with the Product will be chosen by Sandoz in its sole discretion. Additionally, in the event the Licensed Trademark(s) cannot be used in connection with the Commercialization of Product in the Licensed Territory because of legal, safety and/or regulatory reasons, Sandoz shall select and work with the Company to obtain regulatory acceptance for an alternative trademark or tradename for such use and shall file and register appropriate registrations for such trademark with the USPTO. Sandoz shall own such alternative trademark and all goodwill associated therewith.

4.6.       Medical Information. Sandoz shall determine procedures for responding in a consistent manner to medical information requests on the Product in the Territory. Sandoz shall be solely responsible for responding to all medical information requests and for providing support and responding to product and medical complaints relating to the Product in the Territory; provided, that, the Company shall cooperate with and assist Sandoz upon Sandoz’s reasonable request with regards to such activities.

5.            REGULATORY MATTERS

5.1.       Regulatory Approval; Regulatory Authority Communications.

5.1.1.       The Company will be responsible for all regulatory and registration activities for the Product in the Territory at the Company’s cost and expense (except as set forth in Section 4.5.2), including, but not limited to, being solely responsible for interacting with FDA and maintaining the Regulatory Approval for the Product. For the avoidance of doubt, with respect to the 0.15mg/0.3ml strength of the Product, which, as of the Effective Date, has not received FDA Regulatory Approval, the Company will be responsible for the registration activities for such strength in the Territory with the objective of obtaining approval for such strength in the Territory. The Company shall be responsible for conducting all clinical studies necessary for Regulatory Approval or required by a Regulatory Authority as a condition to, or in connection with the grant or maintenance of a Regulatory Approval. At each meeting of the JPT, the Company will present and discuss the status of all of the registration activities that the Company has performed or caused to be performed pursuant to this Section 5.1.1 since the last meeting of the JPT. The Company shall perform any work necessary in response to FDA deficiencies, and the Company shall keep Sandoz informed of the status of the registration activities on a regular basis. In the event the Company does not [*], the Company shall [*].

5.1.2.       The Company shall provide Sandoz with reasonable advance written notice (and in no event less than thirty (30) days’ advance written notice whenever feasible) of meetings with the FDA regarding the Product. The Company shall consider in good faith any input timely provided by Sandoz regarding regulatory activities relating to the Product in the Territory and will promptly update Sandoz on the results of such regulatory activities. The Company shall provide to Sandoz complete copies of all material correspondence with Regulatory Authorities regarding the Product.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

5.1.3.       The Company acknowledges that it is not authorized to and agrees that it shall not interact directly with government agencies, entities or authorities on behalf of Sandoz without the prior written authorization of Sandoz. In the event that such interaction with government agencies, entities or authorities is authorized in writing, it is agreed that certain due diligence, additional inquiries, and potentially other agreed upon measures will be required prior to or coincident with such authorization being granted and that this Agreement may also need to be amended to include certain standard provisions including regular satisfactory reviews and updated due diligence by Sandoz and its agents relating to the Company.

5.2.       Regulatory Costs. The Company shall be responsible for paying all regulatory fees that are payable to a Regulatory Authority relating to the Product, including the PDUFA program user fee for the product (and any other similar or related fees required by similar laws, rules or regulations), except as provided in Section 4.5.

5.3.       Product Withdrawals and Recalls.

5.3.1.       The Parties agree that each Party shall consult with the other Party and the Parties shall jointly cooperate in all recalls, but that the Company shall be responsible for providing proper notification of a Product recall or Product withdrawal to the applicable Regulatory Authority(ies). With respect to Product Commercialized by Sandoz in the Territory, in the event that: (a) any Regulatory Authority in the Territory issues a request, directive or order that Product be recalled or retrieved; (b) a court of competent jurisdiction orders that Product be recalled or retrieved; or (c) Sandoz reasonably determines, after reasonable, good faith discussion with the Company to the extent that time allows, that Product should be recalled or retrieved, Sandoz shall promptly notify the Company of such event and both Parties shall cooperate in relation to the recall. Sandoz shall be responsible for the final recall decision, communication to the public, and the logistic process regarding returned goods.

5.3.2.       All reasonable costs of the Product recall and corrective actions shall be [*] to the extent that such costs are [*]. Subject to the Company’s indemnification obligations under Section 8.1, the Company shall be responsible for (or reimburse Sandoz for) [*] to the extent caused by: (a) [*]; (b) [*]; or (c) [*]. To the extent the Company is responsible for [*], the Company shall promptly reimburse Sandoz for [*], and the Company shall be responsible for [*]. Subject to Sandoz’s indemnification obligations under Section 8.2, Sandoz shall be responsible for [*] to the extent caused by: (a) [*]; (b) [*]; or (c) [*]. With respect to [*] shall allocate [*] based on [*].

5.4.       Safety Reporting. Within [*], the Parties shall enter into a mutually agreeable, commercially reasonable pharmacovigilance agreement for the purpose of providing detailed procedures regarding the exchange of safety data and information regarding the Product and for ensuring compliance with reporting requirements of Regulatory Authorities (the “Pharmacovigilance Agreement”). The Pharmacovigilance Agreement shall provide, among other things, that the Company shall be, or shall cause a Third Party approved in writing by Sandoz to be, responsible for maintaining the safety database for the Product and reporting safety-related information to the FDA; provided, that, the Company shall be responsible for performance of the Company’s obligations under the Pharmacovigilance Agreement to the extent performed on the Company’s behalf by such Third Party as if the Company were itself performing such activities. [*] will be [*] responsible for [*] incurred by [*] related to [*]. In the event a conflict arises between any pharmacovigilance term in this Agreement and a term in the Pharmacovigilance Agreement, the term contained in the Pharmacovigilance Agreement shall prevail.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

5.5.       Compliance with Government Pricing, Government Programs and State/Federal Pricing Transparency Regulations. Sandoz shall be solely responsible for all federal, state and local government purchasing, pricing or reimbursement programs and private purchasing, pricing or reimbursement programs with respect to the Product sold by Sandoz pursuant to this Agreement, including taking all necessary and proper steps to execute agreements and file other appropriate reports and other documents with Regulatory Authorities and private entities necessary for coverage of the Product under state, federal or other health care programs and to list the Product under such agreements as appropriate. Sandoz shall be responsible for categorizing the Product under federal, state and local government pricing or reimbursement programs in the Territory. Sandoz shall respond to all state and federal regulations on pricing transparency. In connection with the foregoing, the Company will promptly provide Sandoz with any information and supporting documentation with respect to the Product, which is within the Company’s possession or control, that is required to support all government pricing calculations including product classifications, baseline AMP value and period or state/federal regulations/legislation related to government pricing, Medicaid liabilities or pricing transparency regulations (current and future).

6.            FINANCIALS

6.1.       One-Time Milestone Payments. During the Term, subject to [*], Sandoz will make: (a) the one-time, non-refundable, non-creditable milestone payment set forth on Schedule B (“Milestone Payment”); and (b) the one-time, non-refundable, non-creditable milestone payment(s) set forth on Schedule E (“Commercial Milestone Payments”); in each case, to the Company upon successful completion of the corresponding milestone events; provided however, that Sandoz shall not be obligated to make any Commercial Milestone Payment for a milestone completed after a Party’s receipt of a notice of termination of this Agreement for any reason under Article 11 of this Agreement. Each Party shall promptly notify the other Party upon the occurrence of a milestone (as applicable) which may occur prior to the completion of a final report referenced in Section 6.2.2 below, and the Company shall thereafter issue an invoice to Sandoz for the applicable Milestone Payment or Commercial Milestone Payment. The Milestone Payment, and each of the Commercial Milestone Payments shall be due [*] following Sandoz’s receipt of invoice thereof from the Company, but in no event shall such payment be due prior to [*].

6.2.          Net Profit Sharing.

6.2.1.       Net Profit Allocation Percentages. During the Term of this Agreement, the Company will be entitled to a payment from Sandoz equal to its allocated percentage of Net Profit Share, as more fully set forth on Schedule B attached hereto. Sandoz shall retain the remaining percentage of Net Profit Share.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

6.2.2.       Net Profit Share Payments. All Net Profit Share allocation payments made by Sandoz to the Company will be made on a quarterly basis within [*] after the end of the applicable Calendar Quarter, such payments shall be delivered along with a report showing Net Profit, Net Sales, deductions from Net Sales and the Net Profit Share allocations. [*] following the end of a Calendar Quarter, Sandoz shall [*]. The Parties agree that if, for any applicable Calendar Quarter, Net Profit is an amount less than zero (0) (a “Negative Amount”), then no Net Profit Share payment will be made to the Company for such Calendar Quarter, and Sandoz shall be permitted to carry such Negative Amount from such Calendar Quarter to any subsequent Calendar Quarter(s) to offset Net Profits, if any, for such subsequent Calendar Quarter(s).

6.3.       Branded Prescription Drug Fees. The Parties shall [*] any applicable Annual Branded Prescription Drug Fees owed with regard to the Product, including under Section 9008 of the Patient Protection and Affordable Care Act (ACA), Public Law 111-148 (124 Stat. 119 (2010)), as amended by section 1404 of the Health Care and Education Reconciliation Act of 2010 (HCERA), Public Law 111-152 (124 Stat. 1029 (2010)), or any successor laws (the “Branded Pharma Fee”). [*] will accrue [*]. Each [*], [*] shall [*]. Such [*] amount is subjected to [*].

6.4.       Taxes. All amounts payable by Sandoz to the Company under this Agreement are exclusive of any tax, levy or similar governmental charge that may be assessed by any jurisdiction, whether based on gross revenue, the Manufacturing, sale, storage, delivery, possession or use of the Product, the execution or performance of this Agreement or otherwise. If any payment under this Agreement by Sandoz to the Company is subject to withholding tax under Applicable Law, Sandoz shall have the right to withhold any and all such taxes, which shall be paid to the appropriate taxing authority for the account of the Company and such payments to Company shall be net of the applicable withholding taxes. Sandoz shall provide to the Company appropriate proof of payment of any and all taxes so withheld. The Parties agree to cooperate to minimize any withholding taxes (including providing each other with any exemption certificates or other documentation establishing that no taxes are due, or such taxes are due at a reduced rate). Additionally, all charges made by the Company to Sandoz hereunder for the supply of Product is exclusive of any sales, use, value added or similar tax customarily borne by a purchaser (“Sales Taxes”). If the Company has a legal obligation to collect or charge Sales Taxes, an amount equal to such taxes will be invoiced to, and paid by, Sandoz and [*]. Other than as provided in this Section 6.4, each Party shall be responsible for its own taxes, including but not limited to any tax, fee, assessment or other charge based on or measured by the capital or net income, or any other tax imposed by any jurisdiction.

6.5.          Financial Records; Audits.

6.5.1.       During the Term, the Parties shall maintain complete and accurate books and records for the purpose of determining the amounts paid or payable pursuant to this Agreement. Such books and records shall be kept for such period of time required by Applicable Laws, but no less than at least [*]. Such records shall be subject to inspection in accordance with Section 6.5.2.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

6.5.2.       Upon [*] written notice, a Party (“Audited Party”) will permit its books and records for the prior calendar year to be examined for any cost, expense, Net Sales or Net Profit for which it may owe a payment to the other Party [*], during normal business hours, by an independent auditor appointed by the other Party (“Auditing Party”) and reasonably acceptable to the Audited Party, and at the Auditing Party’s expense (and the Auditing Party shall not compensate such auditor on a contingent fee basis), to the extent necessary to verify the accuracy of the amounts paid by the Audited Party to the Auditing Party pursuant to this Agreement. Any information received as a result of such inspection will be maintained as the Audited Party’s Confidential Information. In the event that an examining auditor concludes any underpayment or overcharging by any Party, the auditor will specify such underpayment or overcharging in a written report, along with the information on which such conclusion is based. This report will be shared promptly with the Audited Party. The underpaying or overcharging Party shall remit such underpayment or reimburse such overpayment to the underpaid or overcharged Party within [*], provided, that if a Party disputes the conclusion of the auditor, the Parties will attempt to resolve the dispute according to Section 12.2. Further, if the audit for an audited period shows an underpayment or an overcharge by any Party for that period in excess of [*] of the amounts properly determined, the underpaying or overcharging Party, as the case may be, shall reimburse the applicable underpaid or overcharged Party conducting the audit, for its respective audit fees and reasonable out-of-pocket costs in connection with such audit, which reimbursement shall be made within [*] after receiving appropriate invoices and other support for such audit-related costs.

6.6.         Disclaimer. The Company acknowledges that Sandoz makes no representation, warranty or covenant, either express or implied, that (a) Sandoz will succeed in Commercializing the Product in the Territory, (b) the Product will achieve any particular sales level, or (c) achievement of any Commercialization milestone or plan guarantees the achievement of any particular future sales level or Commercialization milestone within any given period of time, if at all. The Company acknowledges that the milestone triggers are not a measure of either Party’s expectations (minimum or otherwise) with respect to the potential performance of the Product or the payments that the Company may receive from Sandoz as a result of the Commercialization of the Product in the Territory under this Agreement, and are not intended to be used and will not be used as a measure of damages under any circumstances.

7.           REPRESENTATIONS AND WARRANTIES

7.1.         Corporate Power. Each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of its jurisdiction of formation and organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

7.2.        Due Authorization. Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

7.3.         Binding Obligation. Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

7.4.        Compliance with Applicable Laws. The Company represents, warrants and covenants to Sandoz that it shall, at all times, comply with all Applicable Laws in its performance of its obligations pursuant to this Agreement. Sandoz represents, warrants and covenants to the Company that it shall, at all times, comply with all Applicable Laws in its performance of its obligations pursuant to this Agreement.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

7.5.        Additional Company Representations and Warranties. The Company hereby represents and warrants that:

7.5.1.       All Licensed Patents existing as of the Effective Date are listed on Schedule A, and the Licensed Patents listed on Schedule A represent all Patents that the Company or its Affiliates Control that are necessary or useful for the Manufacture or Commercialization of the Product in the Territory. As of the Effective Date, to the best of the Company’s knowledge, all of the Licensed IP and the Licensed Trademarks are valid and enforceable.

7.5.2.       The Company has the right to the Licensed IP and the Licensed Trademarks to grant the licenses to Sandoz that are granted in Sections 2.3 and 2.4.

7.5.3.       The Company has not granted, and will not grant during the Term, rights to any Third Party under the Licensed IP or Licensed Trademark(s) that conflict with the licenses granted to Sandoz in Sections 2.3 and 2.4.

7.5.4.       As of the Effective Date, it has not received any notice from a Third Party alleging that: (a) the practice of the Licensed IP or the Licensed Trademark(s) infringes or may infringe such Third Party’s intellectual property right; or (b) Development or Manufacturing of the Product by the Company infringes or misappropriates the intellectual property rights of any Third Party.

7.5.5.       As of the Effective Date, there is no actual or, to the best of the Company’s knowledge, threatened infringement by a Third Party of any of the Licensed IP or the Licensed Trademark(s) licensed to Sandoz hereunder.

7.5.6.       As of the Effective Date, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the best of the Company’s knowledge, threatened against the Company in connection with the Product or any of the Licensed IP or Licensed Trademark(s) licensed to Sandoz hereunder.

7.5.7.       Except for the agreements listed on Schedule G (the “Material Contracts”), the Company has no other material agreements with a Third Party relating to the supply of finished formulation of the Product, and the Company has provided Sandoz with access to true, correct and complete (except for redacted financials) copies of the Material Contracts.

7.5.8.       Each Material Contract is in full force and effect as of the Effective Date. During the Term, the Company will use [*] to maintain the Material Contracts in full force and effect and perform its obligations thereunder during the term thereof. The Company will keep Sandoz informed of any material development pertaining to any Material Contract that would reasonably be expected to have a material adverse effect on Sandoz’s rights under this Agreement. During the Term, the Company shall not, without the prior written approval of Sandoz: (a) amend any provision of any Material Contract in a manner that would reasonably be expected to have a material adverse effect on Sandoz’s rights under this Agreement; or (b) make any election or exercise any right or option to terminate in whole or in part any Material Contract to the extent such election or exercise would reasonably be expected to have a material adverse effect on Sandoz’s rights under this Agreement. During the Term, the Company shall promptly provide Sandoz with written notice of any alleged, threatened, or actual breach of any Material Contract of which it becomes aware. As of the Effective Date, none of the Company, its Affiliates or any Third Party is in breach of any Material Contract.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

7.5.9.       The Company has provided Sandoz with access to true, correct and complete copies of: (a) [*]; and (b) [*] impact on the ability of Sandoz to Commercialize the Product in the Territory pursuant to this Agreement.

7.5.10.       All Product supplied by the Company to Sandoz hereunder shall Conform to the Specifications as of the date of delivery, and the Manufacturing, packaging, Labeling, storage, disposal and handling of all Product by the Company prior to delivery to Sandoz shall comply with the applicable current Regulatory Approvals, Good Manufacturing Practices and Applicable Law. Until the Product expiration date, the Product shall be free from defects in materials and manufacture and shall continue to Conform to the Specifications (except for defects attributable to any materials supplied by Sandoz, including artwork, advertising and labeling). Subject to the Company’s indemnification obligations under Section 8.1, the sole remedy for non-compliance with this Section 7.5.10 shall be refund or replacement of rejected Product, as set forth in Section 3.9.

7.5.11.       As of the Effective Date, the Company has conducted Development of the Product in accordance with all Applicable Laws.

7.6.       Company Conduct.

7.6.1.       Sandoz promotes the societal and environmental values of the United Nations Global Compact to its external suppliers and uses its influence where possible to encourage their adoption. Sandoz expects suppliers with whom it works to comply with the law and to adhere to ethical business practices set out in the Novartis Supplier Code. The Company shall: (a) comply with the Novartis Supplier Code (and any published updates) which can be viewed and downloaded from https://www.novartis.com/about-us/corporate-responsibility/resources-news/codes-policies-guidelines (you may request a copy free of charge from Novartis); (b) allow Sandoz (or its nominated Third Party experts) adequate access for the purposes of auditing compliance with these standards and provide information and documentation on reasonable request to Sandoz and its Affiliates to allow Sandoz and its Affiliates to verify compliance with the Novartis Supplier Code in the form requested; (c) to rectify identified non-compliances with the Novartis Supplier Code (where capable of remedy) and report remediation progress to Novartis on request; and (d) ensure that where the Company’s Affiliates and/or permitted Third Party subcontractors/agents of the Company, which have been pre-approved by Sandoz, that such Affiliates and/or Third Party subcontractors/agents also comply with the above requirements relating to the Novartis Supplier Code.

7.6.2.       The Company shall train any representative who is involved with the performance of services to Sandoz on anti-corruption and anti-bribery at its own expense. Such training shall include the provisions of the applicable anti-corruption and anti-bribery laws and the standards set out in the Novartis Global Anti-Bribery Policy.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

7.6.3.       The Company acknowledges and agrees that the Novartis Supplier Code forms an integral part of this Agreement and understands that failure to adhere to these standards and/or obstructing/refusing Sandoz’s audit rights as stated in the Novartis Supplier Code shall constitute a material breach of this Agreement and entitle Novartis to immediately terminate the Agreement by written notice without compensation.

7.7.       Sandoz Conduct. In the performance of its obligations under this Agreement, Sandoz shall comply and shall cause its employees and contractors and those of its Affiliates that are engaged in Commercialization of the Product in the Territory (but not any other Affiliates of Sandoz) to comply with all Applicable Laws regarding corruption, bribery, kickbacks, ethical business conduct, fraud and money laundering.

7.8.       Disclaimer. Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, OR ANY OTHER MATTER CONCERNING THE COMMERCIAL UTILITY OF THE PRODUCT.

8.            INDEMNIFICATION; LIABILITY

8.1.       Company Indemnification. The Company shall indemnify and hold the Sandoz Indemnified Parties harmless from and against any Liability paid or payable by the Sandoz Indemnified Parties to a Third Party as a result of any Claim that results from, arises out of or is based upon: (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement, the Pharmacovigilance Agreement, or the Quality Agreement; (b) the negligence or willful misconduct of the Company, its officers, directors, agents, and employees relating to this Agreement; (c) the Development, Processing or Manufacturing of the Product by or on behalf of the Company pursuant to this Agreement; (d) any Product Liability Claim involving a failure to warn claim, a Product manufacturing defect (i.e., non-Conforming Product) or a Product design defect; (e) any failure to supply penalties incurred by Sandoz from any of Sandoz’s customers as a result of the Company’s failure to provide Product in accordance with this Agreement unless caused by any negligent action or omission of Sandoz, or (f) any actual or alleged infringement of the Intellectual Property Rights of a Third Party resulting from the Commercialization of the Product by Sandoz in accordance with the terms of this Agreement, where [*] as contemplated by [*]; in each case, except to the extent to, or for matters for, which Sandoz would be required to indemnify Company Indemnified Parties under Section 8.2.

8.2.       Sandoz Indemnification. Sandoz shall indemnify and hold the Company Indemnified Parties harmless from and against any Liability paid or payable by the Company Indemnified Parties to a Third Party as a result of any Claim that results from, arises out of or is based on: (a) any breach of any of the representations, warranties, covenants or agreements made by Sandoz in this Agreement; (b) the negligence or willful misconduct of Sandoz, its officers, directors, agents, servants and employees relating to this Agreement; or (c) the Commercialization of Product by or on behalf of Sandoz or its Affiliates; in each case, except to the extent to, or for matters for, which the Company would be required to indemnify Sandoz Indemnified Parties under Section 8.1.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

8.3.       Prompt Notice Required. No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the applicable Company Indemnified Party or Sandoz Indemnified Party (the “Indemnitee”) to the Party against whom indemnification may be sought (the “Indemnitor”) as soon as reasonably practicable after such Indemnitee becomes aware of such claim; provided, however, that the failure to notify the Indemnitor shall not relieve it from any liability that it may have to the Indemnitee otherwise unless the Indemnitor demonstrates that the defense of the underlying Claim has been materially prejudiced by such failure to provide timely notice. Such notice shall request indemnification and describe the Liability and Claim giving rise to the request for indemnification, and provide relevant details thereof. The Indemnitor shall notify the Indemnitee no later than thirty (30) days from such notice of its intention to assume the defense of any such Claim. If the Indemnitor fails to give the Indemnitee notice of its intention to defend any such Claim as provided in this Section 8.3, the Indemnitee involved shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor’s expense, and defend, settle or otherwise dispose of such Claim with the consent of the Indemnitor, not to be unreasonably withheld or delayed.

8.4.       Indemnitor May Settle. The Indemnitor shall at its expense, have the right to control, through counsel reasonably satisfactory to the Indemnitee, any Claim or Liability which is or may be brought in connection with all matters for which indemnification is provided hereunder, including without limitation the right to settle or defend. In such event the Indemnitee of the Claim or Liability in question and any successor thereto shall permit Indemnitor’s counsel and independent auditors, to the extent relevant, full and free access to its books and records and otherwise fully cooperate with the Indemnitor in connection with such Claim or Liability; provided, however, that (i) the Indemnitee shall have the right fully to participate in such defense at its own expense; (ii) the Indemnitor’s counsel and independent auditors shall not disclose any Confidential Information of the Indemnitee to the Indemnitor without the Indemnitee’s consent, except as permitted pursuant to Section 10.2; and (iii) access shall only be given to the books and records that are relevant to the Claim or Liability at issue. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitee of its right to assert a claim with respect to the responsibility of the Indemnitor with respect to the Claim or Liability in question. The Indemnitor shall have the right to settle or compromise any Claim against the Indemnitee without the consent of the Indemnitee provided that the terms thereof: (a) provide for the unconditional release of the Indemnitee; (b) require the payment of compensatory monetary damages by Indemnitor only; and (c) expressly state that neither the fact of settlement nor the settlement agreement shall constitute, or be construed or interpreted as, an admission by the Indemnitee of any issue, fact, allegation or any other aspect of the Claim being settled. In all other cases, the Indemnitee and Indemnitor must agree to enter into any proposed settlement, which shall not be unreasonably withheld or delayed. No Indemnitee shall pay or voluntarily permit the determination of any Liability which is subject to any such Claim while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

8.5.       Assistance. Each Party shall use Commercially Reasonable Efforts to provide all relevant information in its possession and reasonable assistance to the other Party as necessary to enable the other Party to defend any Claim. Nothing herein shall prevent the Indemnitee from retaining counsel of its choice, at such Indemnitee’s expense, to monitor the defense, trial, or settlement of a Claim, and the Indemnitor and its counsel shall reasonably cooperate with such Indemnitee counsel.

8.6.       LIMITATION OF LIABILITY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT EXCEPT TO THE EXTENT THAT A PARTY IS SOLELY SEEKING REIMBURSEMENT FOR SUCH DAMAGES PAID TO A THIRD PARTY AND SUCH REIMBURSEMENT IS COVERED BY THE INDEMNIFICATION PROVISIONS OF THIS AGREEMENT; AND PROVIDED THAT THIS SECTION 8.6 SHALL NOT BE CONSTRUED TO LIMIT A PARTY’S RIGHT TO SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR THE OTHER PARTY’S BREACH OF ARTICLE 10.

9.            INSURANCE

9.1.         Company Insurance. The Company, at its sole cost, at all times during [*], the insurance coverages with the minimum limits as set forth below. Insurance shall be purchased from insurance companies licensed to do business within the state or country where any Manufacturing work is being performed and rated A.M. Best A-VIII or better. It is also understood and agreed that any deductibles associated with the insurance coverage set forth below shall be assumed by the Company at its sole cost.

a.	Statutory Workers’ Compensation insurance, including occupational disease, as required by the State(s) in which workers are located;

b.	Employer’s Liability insurance in the amount of [*];

c.	Commercial General Liability insurance, including Contractual Liability, with a combined single limit of not less than [*]; and

d.	Product Liability Insurance, including Products/Completed Operations insurance, of not less than [*], and [*] in the aggregate. This policy must be maintained in full force and effect for [*].

9.1.1.       All insurance coverage required of the Company will be primary and not concurrent or excess over any insurance or self-insurance program carried by Sandoz, and will have no recourse to any self-insured program or insurance program carried by Sandoz.

9.1.2.       By requiring the Company to maintain insurance, Sandoz does not represent that coverage and limits required will be adequate to fund all Liabilities for which the Company may be liable. The limits of insurance coverage shall not affect or limit the liability or indemnity obligations of the Company stated elsewhere in this Agreement or as required by Applicable Law.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

9.1.3.       All required insurance coverage of the Company will be maintained without interruption during the term of this Agreement plus an additional [*] following the termination of this Agreement by Sandoz or the Company.

9.1.4.       The Company will waive, and will cause its insurers to waive, all rights of recovery, under subrogation or otherwise, against Sandoz at all tiers.

9.1.5.       Before the commencement of any services pursuant to this Agreement, the Company will provide Sandoz with one or more certificates of insurance on forms acceptable to Sandoz, completed by a duly authorized representative of the Company’s insurer(s). Such certificate(s) will (i) certify that the insurance coverages set forth above are in full force and effect, (ii) provide that such insurance coverages will not be cancelled, non-renewed, or materially changed through issuance of other policy(ies) of insurance or otherwise until Sandoz has received [*] written notice of such cancellation, non-renewal or material changes, and (iii) name Sandoz and its employees, directors, officers, subcontractors, representatives and agents as additional insureds, for services performed under or incidental to this Agreement.

9.2.       Sandoz Insurance. Without prejudice to any rights or remedies the Company may have under this Agreement or otherwise at law generally, Sandoz shall (at its sole cost and expense) maintain a program of insurance or self-insurance that is customary of companies in the same or similar business.

9.3.       Maintenance Covenant. Each Party represents, warrants and covenants that nothing has or will be done or be omitted to be done that may result in any of the said insurance policies being or becoming void, voidable or unenforceable during the Term or any Renewal Term of this Agreement.

10.          CONFIDENTIALITY

10.1.       Obligations. Each Party acknowledges that it may receive Confidential Information of the other Party in the performance of this Agreement. Each Party shall safeguard and hold such information received by it from the other Party in confidence by using such reasonable precautions as it normally takes with its own confidential and proprietary information, but in no event less than a reasonable degree of care, and each Party shall limit disclosure of the furnishing Party’s information to those employees and consultants of the receiving Party and its Affiliates who are informed of and understand the confidential nature thereof and are bound by non-disclosure and non-use obligations no less restrictive than those set forth in this Agreement. To the extent that such employees or consultants take an action, or fail to take an action, that would constitute a breach of such confidentiality or non-use obligations by such employee or contractor (as if such employee or contractor were a party to this Agreement), it will constitute a breach of such obligations as if a Party had taken, or failed to take, such action itself. Each receiving Party shall not, directly or indirectly, disclose, publish or use for the benefit of any Third Party or itself, except in exercising its rights and carrying out its duties hereunder or as otherwise provided in this Article 10, any Confidential Information of the other Party, without first having obtained the furnishing Party’s written consent to such disclosure or use. This restriction shall not apply to any information within the following categories: (i) information that is known to the receiving Party or its Affiliates prior to the time of disclosure to it, to the extent evidenced by written records or other competent proof; (ii) information that is independently developed by employees, agents, or independent contractors of the receiving Party or its Affiliates without reference to or reliance upon the information furnished by the disclosing Party, as evidenced by written records or other competent proof; (iii) information disclosed at any time to the receiving Party or its Affiliates by a Third Party that has a right to make such disclosure; or (iv) any other information that is or becomes part of the public domain through no fault or negligence of the receiving Party.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

10.2.       Required Disclosures. The receiving Party shall also be entitled to disclose the other Party’s Confidential Information (i) that is required to be disclosed in compliance with applicable laws or regulations (including, without limitation, to comply with SEC, NASDAQ, NYSE or similar stock exchange disclosure requirements) or by order of any governmental body or a court of competent jurisdiction, or (ii) as may be necessary or appropriate in connection with the enforcement of this Agreement; provided, however, that the Party disclosing such information shall promptly notify the other Party and shall use Commercially Reasonable Efforts to obtain confidential treatment of such information by the agency or court or other disclosee, and that, in the case of disclosures under (i), shall (a) provide the other Party with prompt prior notice of the proposed disclosure such that the other Party may seek a protective order or other appropriate remedy, and (b) provide the other Party with a copy of the proposed disclosure in sufficient time to allow reasonable opportunity to comment thereon.

10.3.       Use of Information. Each Party shall use, and direct each of its Affiliates to use, any Confidential Information obtained by it from the other Party or their respective Affiliates, pursuant to this Agreement or otherwise, solely in connection with the transactions contemplated hereby.

10.4.       Return of Information. Upon the earlier of expiration or termination of this Agreement, the receiving Party shall, if requested by the disclosing Party, return or destroy all Confidential Information of the disclosing Party and copies and extracts thereof; provided, that the receiving Party shall not be required to return or destroy any electronic copy of Confidential Information created pursuant to its standard electronic backup and archival procedures. Notwithstanding the foregoing, the receiving Party may retain one copy of any Confidential Information of the disclosing Party to the extent required to defend or maintain any litigation relating to this Agreement, comply with legal or regulatory requirements or established document retention policies, or to demonstrate compliance with this Agreement. Notwithstanding the return or destruction of the Confidential Information (or the retention of any Confidential Information pursuant to the preceding sentence) the Parties shall continue to be bound by its obligations of confidentiality and non-use hereunder. Each Party’s obligations of confidentiality and non-use shall extend during the Term and for a period of [*] from the expiration or termination of this Agreement.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

10.5.       Publicity. The Parties may agree to issue a joint press release substantially, in a form agreed by the Parties, as of the Effective Date or as promptly as practicable following the Effective Date. Each agrees to consult with the other Party reasonably and in good faith with respect to the text and timing of any publicity, news release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, referring to the terms or existence of this Agreement, the subject matter to which it relates, the performance under it or any of its specific terms and conditions, and to obtain the other Party’s written consent, prior to any such disclosure, except a Party may not unreasonably withhold, condition or delay consent to, and either Party may make, such announcements or disclosures to securities exchanges or other applicable agencies as it determines, based on advice of the legal counsel for the Party making such announcement, are required by Applicable Law, including United States securities laws, rules or regulations, or market disclosure. Each Party shall provide the other Party with advance notice of legally required disclosures. Each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements made in accordance with this Section 10.5 and which do not reveal non-public information about the other Party.

10.6.       Filing of this Agreement. The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the U.S. Securities and Exchange Commission or any stock exchange or governmental authority on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that, each Party will ultimately retain control over what information to disclose to the U.S. Securities and Exchange Commission or any stock exchange or other governmental authority, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the U.S. Securities and Exchange Commission or any stock exchange or other governmental authority on which securities issued by a Party or its Affiliate are traded.

10.7.       Prior Non-Disclosure Agreement. As of the Effective Date, the terms of this Article 10 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

10.8.       Equitable Relief. Given the nature of the Confidential Information and the irreparable harm that a Party may suffer upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages would not be a sufficient remedy for any breach of this Article 10. In addition to all other remedies, a Party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 10.

11.       TERM AND TERMINATION

11.1.       Term. The term of this Agreement shall begin on the Effective Date and, unless otherwise terminated as permitted under this Agreement, shall continue for a period of ten (10) years from the first Launch of the Product in the Territory pursuant to this Agreement (the “Initial Term”). This Agreement shall thereafter be automatically renewed for consecutive one (1) year renewal terms (each a “Renewal Term”) unless terminated in accordance with the terms hereof or a Party provides notice of non-renewal to the other Party at least [*] in advance of [*] that such Party does not wish to renew this Agreement, in which case this Agreement shall expire on the last day of the Initial Term or such Renewal Term, as the case may be. The “Term” means the Initial Term and, if applicable, the Renewal Term.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

11.2.       Termination.

11.2.1.     Termination for Cause. A Party may terminate this Agreement for any breach of a material provision of this Agreement by the other Party [*] in the case of payment breach) after written notice to the other Party containing details of such breach if the breach remains uncured at the end of such notice period. With respect to a default or breach of this Agreement, failure of a Party to provide notice to the defaulting or breaching Party as required by this Section 11.2.1 shall not constitute a waiver of the right to give such notice with respect to any subsequent default or breach.

11.2.2.     Sandoz Termination.

a.         Commercial Viability. Upon [*] prior written notice to the Company, Sandoz shall have [*] the right to terminate this Agreement either in its entirety or [*], if Sandoz determines that [*].

b.        Product Viability. Sandoz may terminate this Agreement upon [*] prior written notice to the Company if, with respect to the Product, there is a withdrawal of the Product from the Territory due to (i) any decision, judgment, ruling or other requirement of the FDA, (ii) the issuance of a voluntary recall by FDA, or (iii) mutual written agreement of the Parties of material safety of the Product.

c.        Failure to Supply. Sandoz may, upon [*] prior written notice to the Company, terminate this Agreement if the Company is unable to supply, or arrange for the supply of the Product to Sandoz pursuant to a Firm Order, and such inability to supply lasts for [*], unless [*].

d.        Infringement Action. Sandoz may, upon [*] prior written notice to the Company, terminate this Agreement if [*] that prevents either (i) [*] or (ii) [*]. For purposes of this Agreement, “Infringement Action” any claim of infringement or potential infringement of Third Party intellectual property rights in connection with the marketing, development, manufacture, production, use, importation, offer for sale, or sale of the Product in the Territory.

e.        Quality. Sandoz may, upon [*] prior written notice to the Company, terminate this Agreement if, at any time during the Term, any supplier of Components (including API, excipients and primary and secondary packaging Components) and/or the Product Manufacturer(s) either (i) [*] and Company is unable to effect corrective action that is satisfactory to Sandoz or its designated auditor within [*], or (ii) fails to maintain an approved Product NDA.

f.         Product Clearance. Beginning on [*], Sandoz may, upon [*] written notice to the Company, terminate this Agreement if [*].

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

11.2.3.     Termination by the Company.

a)       Termination of Rights [*]. Upon [*] prior written notice to Sandoz, the Company shall have, at its sole discretion, the right to terminate this Agreement with respect to [*] if: (a) [*], Sandoz fails to [*], or (b) if [*] following the receipt of [*] (or such longer period as agreed in writing by the Parties, such agreement not to be unreasonably withheld, conditioned or delayed), Sandoz fails to [*].

b)       Termination of this Agreement. Upon [*] prior written notice to Sandoz, the Company may terminate this Agreement in its entirety if Sandoz fails to [*] within [*], provided [*]

11.2.4.     Bankruptcy. To the extent permitted under Applicable Law, a Party may terminate this Agreement effective immediately with written notice if the other Party shall file for bankruptcy, shall be adjudicated bankrupt, shall file a petition under insolvency laws, shall be dissolved or shall have a receiver appointed for substantially all of its property. All rights and licenses granted under or pursuant to any Section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of the Company, Sandoz shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property Controlled by the Company to the extent needed to allow Sandoz to make or have made and continue to market and sell any Product under this Agreement, and such, if not already in its possession, shall be promptly delivered to Sandoz by the Company, unless the Company elects to continue, and continues to perform all of its obligations under this Agreement.

11.2.5.     Effects of Termination.

a.         Except as expressly set forth in this Agreement, upon expiration or termination of this Agreement for any reason, neither Party shall have any obligation to make any payments to the other, except for amounts accrued prior to expiration or termination.

b.        In the event of expiration or termination of this Agreement by (i) the Company pursuant to Section 11.2.1 (Termination for Cause), Section 11.2.3(b) (Termination of this Agreement), or Section 11.2.4 (Bankruptcy) or (ii) Sandoz pursuant to Section 11.2.1 (Termination for Cause), Section 11.2.2 (Sandoz Termination) or Section 11.2.4 (Bankruptcy), (i) all licenses and rights granted by Company to Sandoz will terminate and (ii) each Party will promptly return to the other Party all materials and records in its possession or control containing Confidential Information of the other Party. In addition, in the event of termination of this Agreement by Sandoz pursuant to [*], the Company shall [*].

c.         In the event of early termination of this Agreement for any reason other than termination by the Company pursuant to Section 11.2.1 (Termination for Cause), Section 11.2.3(b) (Termination of this Agreement) or Section 11.2.4 (Bankruptcy), Sandoz and its Affiliates shall have the right, in Sandoz’s sole discretion, to continue, to the extent that Sandoz and its Affiliates continue to have Product inventory, to fulfill orders received from customers for Product in the Territory until up to [*] after the effective date of termination of this Agreement. For Product sold by Sandoz or its Affiliates after the effective date of termination, Sandoz shall continue to make payments to the Company in accordance with Article 6, as applicable.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

d.       In the event Sandoz or the Company issues a notice of partial termination of this Agreement, pursuant to Section 11.2.2(a) (Commercial Viability) or Section 11.2.3(a) (Termination of Rights [*]), respectively, then the Company and Sandoz, during the notice period (unless the Parties agree to extend such period of time, such agreement not to be unreasonably withheld, conditioned or delayed), shall negotiate a commercially reasonable amendment to this Agreement, to account for [*], such amendment to have an effective date as of the effective date of such partial termination. All other rights to Product [*] shall continue in effect in accordance with the terms of this Agreement.

11.2.6.     Non-Exclusive Remedy. Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including, without limitation, the Parties’ ability to receive legal damages and/or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

11.2.7.     Damages; Set-Off. Without limiting Section 11.2.6, if a Party alleges that the other Party has breached any provision of this Agreement and claims in good faith that it is entitled to receive damages with respect to any such breach (whether or not the alleging Party terminates this Agreement pursuant to Section 11.2.1 (Termination for Cause)), then (a) if there is no Dispute regarding such breach or damages or, if there is a Dispute regarding such breach or damages, while such Dispute is pending resolution pursuant to Sections 12.2, 12.3 and 12.4, as applicable, the alleging Party will have the right to deduct such claimed damages from amounts otherwise payable hereunder by the alleging Party to the other Party and (b) where there is a Dispute regarding such breach or damages, (i) the alleging Party will have the right to deduct any damages to which the alleging Party is determined to be entitled in such Dispute from amounts otherwise payable hereunder by the alleging Party to the other Party to the extent such damages have not been previously deducted hereunder or otherwise paid to the alleging Party by the other Party, and (ii) if the alleging Party is determined not to be entitled to damages in such Dispute or to be entitled to damages in such Dispute that are less than the amounts previously deducted hereunder by the alleging Party, then the alleging Party shall promptly pay the other Party any amounts of claimed damages previously deducted by the alleging Party hereunder that exceed the damages (if any) to which the alleging is determined to be entitled in such Dispute.

12.          GENERAL

12.1.       Exclusivity. During the Term of this Agreement, except as contemplated by this Agreement, the Company agrees not to, directly or indirectly, and Sandoz agrees not to directly conduct, participate in or sponsor the Commercialization of any pharmaceutical composition that: (a) either (i) is or will be approved for the Territory under a drug application by way of 21 U.S.C. §355(b)(1) or (b)(2) or (ii) is AB-rated to the Product and approved under an abbreviated new drug application by way of 21 U.S.C. §355(j); and (b) is comprising an injectable formulation having epinephrine as an active ingredient; and (c) is indicated for the emergency treatment of allergic reactions, including anaphylaxis; provided, however, such restriction shall not apply [*] in the event the Company exercises its rights under Section 11.2.3(a) or Sandoz exercises its right under Section 11.2.2(a).

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

12.2.       Informal Dispute Resolution. Unless otherwise expressly provided for herein, any disputes arising out of or in connection with this Agreement (“Dispute”) shall be identified in writing and presented to the other Party. Within fourteen (14) days after delivery of such notice of dispute, the Sandoz Executive Officer and the Company Executive Officer shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute in good faith. All reasonable requests for information made by one Party to another shall be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If such Executive Officers cannot resolve such dispute within fourteen (14) days after such meeting, then, subject to Section 12.3, each Party reserves its right to any and all remedies available under law or equity with respect to any other dispute.

12.3.       Jurisdiction. The Company and Sandoz agree to irrevocably submit to the exclusive jurisdiction of (i) the state courts of New York County, New York, U.S.A., or (ii) the United States District Court for the Southern District of New York, U.S.A., for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York, U.S.A. or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of New York County, New York, U.S.A. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail or recognized international courier service to such Party’s respective address set forth in Section 12.14 of this Agreement shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Agreement. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the state courts of New York County, New York, U.S.A., or (ii) the United States District Court for the Southern District of New York, U.S.A., and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum (e.g., under the doctrine of forum non conveniens or pursuant to 28 U.S.C. § 1404(a)). Each Party hereto agrees that any such proceeding shall be conducted solely in the English language.

12.4.       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (III) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 12.4.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

12.5.       Governing Law. This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, U.S.A. applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict of law principles thereof. The Parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any Party’s performance hereunder.

12.6.       Convictions, Exclusion, Debarment, Etc. Neither Party nor any person employed by or under contract to such Party now or in the future in connection with any activities contemplated by this Agreement: (a) has been convicted of an offense related to any Federal or State healthcare program, including (but not limited to) those within the scope of 42 U.S.C. § 1320a-7(a); (b) has been excluded, suspended or is otherwise ineligible for Federal or State healthcare program participation, including (but not limited to) persons identified on the General Services Administration’s List of Parties Excluded from Federal Programs or the HHS/OIG List of Excluded Individuals/Entities; (c) has been debarred from or under any Federal or State healthcare program (including, but not limited to debarment under Section 306 of the Federal Food, Drug and Cosmetic Act (21 USC 335a); or (d) is on any of the FDA Clinical Investigator enforcement lists, including, but not limited to, the (i) Disqualified/Totally Restricted List, (ii) Restricted List and (iii) Adequate Assurances List. Each Party further agrees that if, at any time after execution of this Agreement, it becomes aware that it has or any Person who participated, or is participating, in the performance of any activities contemplated by this Agreement has become or is in the process of being charged, convicted, debarred, excluded, proposed to be excluded, suspended or otherwise rendered ineligible, or is on an enforcement list, such Party will immediately notify the other Party in writing.

12.7.       Assignment or Transfer of Interest. This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the Parties and may not be assigned or transferred by a Party (other than to an Affiliate provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate) without the prior written consent of the other, except that such consent shall not be required on the part of either Party in connection with a transfer or sale of all or substantially all of the business of that Party to which this Agreement relates, to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; provided, however, that in the event of such a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder or otherwise subject to this Agreement. Any attempted assignment that does not comply with the terms of this Section 12.7 shall be void.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

12.8.       Force Majeure. Provided that such failure is cured as soon as is practicable after its occurrence, the failure of the Company or Sandoz to perform any of its obligations under this Agreement, other than the payment of amounts invoiced, shall not subject the Company or Sandoz to any liability, if such failure is caused or occasioned by a Force Majeure Event. The Party claiming Force Majeure Event shall notify the other Party with notice of the Force Majeure Event as soon as practicable, but in no event later than fourteen (14) days after its occurrence, which notice shall reasonably identify such obligations under this Agreement and the extent to which performance thereof will be affected. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such Force Majeure Event, and the Party affected by the Force Majeure Event shall use all reasonable efforts to minimize the loss or inconvenience suffered by the Parties.

12.9.       Entire Agreement. This Agreement, including any schedules or exhibits hereto, and the pharmacovigilance agreement and Quality Agreement to be executed by the Parties pursuant to this Agreement, contains the entire agreement and understanding between the Parties relating to the subject matter hereof, and shall supersede all prior or contemporaneous agreements and understandings, oral or written, relating to the subject matter hereof and any inconsistent terms of any subsequent invoice, purchase order or similar document. Neither Party shall be liable or bound to the other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

12.10.       Amendments and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing a Party may waive compliance by another Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. Any failure of a Party to enforce at any time, or for any time period, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or a waiver of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

12.11.       Nature of Relationship. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained herein shall be deemed or implied to create an independent contractor, agency, distributorship, joint venture or partnership relationship among the Parties hereto. Except as otherwise expressly provided herein, no Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for, or in the name of, any other Party.

12.12.       Further Actions and Documents. Each Party agrees to execute, acknowledge and deliver all such further instruments, and to do all such further acts, as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

12.13.       Notices. All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (i) on the date delivered, if personally delivered, (ii) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (iii) on the Business Day after being sent by FedEx or another recognized overnight mail service which utilizes a written form of receipt for next day or next Business Day delivery, or (iv) five (5) Business Days after mailing, if mailed by United States postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable Party at the address set forth below; provided, that a Party may change its address for receiving notice by the proper giving of notice hereunder:

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

If to Sandoz:	If to the Company:

Sandoz Inc.	Adamis Pharmaceuticals Corporation
[*]	11682 El Camino Real, Suite 300
[*]	San Diego, CA 92130
Attn: [*]	Attn: President & CEO
Tel: [*]	Tel: (858) 997-2400
Fax: [*]	Fax: [*]

With a copy to:	With a copy to:

Sandoz Inc.	[*]
[*]	[*]
[*]	[*]
Attn: [*]	Attn: [*]
Tel: [*]	Tel: [*]
Fax: [*]	Fax: [*]

12.14.      Counterparts; Facsimile/PDF Signature. This Agreement may be executed by the exchange of faxed executed copies, certified electronic signatures or executed copies delivered by electronic mail in Adobe Portable Document Format or similar format, and any signature transmitted by such means for the purpose of executing this Agreement shall be deemed an original signature for purposes of this Agreement. The parties agree that the electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility pursuant to the Electronic Signatures in Global and National Commerce (ESIGN) Act of 2000 and Uniform Electronic Transactions Act (UETA) model law or similar applicable laws. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any Party whose signature appears thereon, but all of which together shall constitute one and the same instrument.

12.15.       Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefore of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

12.16.       Headings. The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and are not part of the agreement of the Parties and shall have no effect on the meaning of the provisions hereof. All references in this Agreement to Sections or Articles are to Sections or Articles of this Agreement, unless otherwise indicated.

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

Execution Version

12.17.       Expenses. Each Party will pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby.

12.18.       Third Party Rights. Nothing in this Agreement will be deemed to create any Third Party beneficiary rights in or on behalf of any other Person.

12.19.       Performance through Affiliates. Notwithstanding anything to the contrary contained herein, each Party may discharge any obligations and exercise any right hereunder, or performance hereunder, through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

12.20.      Survival. Expiration or termination of this Agreement shall not relieve the Parties of any rights or obligation accruing prior to such expiration or termination. In addition, the Parties’ respective rights and obligations under the following Sections and Articles (and all associated definitions) shall survive the termination or expiration of this Agreement: Section 5.3, Sections 6.5 (for three (3) years following the calendar year in which termination or expiration occurs), 6.6, 7.8, 9.1.3 (for three (3) years following termination or expiration occurs), 11.2.5 and 11.2.6 and Article 1, Articles 8, 10 and 12 (other than 12.1).

[signature page follows]

[*] designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission. Confidential treatment has been required with respect to this omitted information.

IN WITNESS WHEREOF, each Party is signing this Agreement on the date stated opposite that Party’s signature.

SANDOZ INC.

By:	/s/ Carol Lynch	Date:	28-June-2018
Name:	Carol Lynch
Title:	President Sandoz US

ADAMIS PHARMACEUTICALS CORPORATION

By:	/s/ Dennis J. Carlo	Date:	7/1/18
Name:	Dennis J. Carlo
Title:	Pres/CEO

Distribution and Commercialization Agreement Signature Page

SCHEDULE A

Licensed Patents and Licensed Trademarks

Licensed Patents:

Country	Serial No.	Filed Date	Publication/Patent No.	Status	Priority Date
US	[*]	[*]		[*]	[*]
US	29/537,278	08/24/2015	D781,569	ISSUED	08/24/2015
US	29/591,934	01/25/2017	D799,202	ISSUED	08/24/2015
US	[*]	[*]		[*]	[*]

Licensed Trademarks:

“Symjepi” (pending US TM application no. 86582421)

“Symject”

symjepi.com

SCHEDULE B

One-Time Milestone Payments and Net Profit Share

One-Time Milestone Payments

Milestone	Amount Payable
Upon the Effective Date of this Agreement	$[*] USD

Net Profit Share

Subject to the terms of the Agreement, including without limitation, [*], Sandoz shall pay the Company fifty percent (50%) of the Net Profits. Sandoz shall retain the remaining fifty percent (50%) of the Net Profits.

SCHEDULE C

Product

Product

“Product” means epinephrine pre-filled syringe injectable device in 0.3mg/0.3ml, 0.15mg/0.3ml, and any other strength, as approved by the FDA under New Drug Application Number 207534, as amended, in finished, packaged form that is distributed by Sandoz under the Licensed Trademark SymjepiTM or as an authorized generic version distributed by Sandoz pursuant to the NDA, in each case, in the Territory, under Sandoz NDC numbers, pursuant to this Agreement.

SCHEDULE D

Supply Price

The initial Supply Price is in the table below:

Annual Quantity of Product*	[*]	[*]	[*]	[*]	[*]
[*] Batches	$[*]	$[*]	$[*]	$[*]	$[*]
[*] Batches	$[*]	$[*]	$[*]	$[*]	$[*]

*Note: Quantities are in individual units of pre-filled syringe with device. In addition, [*]. This means, for example, that [*].

☐	The Supply Price set forth above is comprised of the following:

o	[*].

[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]
o	[*].

o	[*].

[*]	[*]	[*]	[*]	[*]	[*]
[*]	$[*]	$[*]	$[*]	$[*]	$[*]

The Company will [*]. The Company shall maintain complete and accurate written records of all costs relating to Product and will make these records available to Sandoz as requested in accordance with this Agreement.

SCHEDULE E

[*] Commercial Milestone Payments

One-time Commercial Milestones		One-time Milestone Amount	Commercial Payment
[*]	[*]*	$[*]
[*]	[*]*	$[*]
[*]	[*]*	$[*]
[*]	[*]*	$[*]
[*]	[*]*	$[*]

* [*]

[*].

SCHEDULE F

Approved Product Manufacturer

Catalent [*] located at [*]

[*]

SCHEDULE G

Material Contracts

[*]

[*]

[*]

[*]

SCHEDULE H

Licensed Trademark Usage Guidelines

Pursuant to the Distribution and Commercialization Agreement by and between Adamis Pharmaceuticals Corporation, a corporation organized under the laws of Delaware, with an office located at 11682 El Camino Real, Suite #300, San Diego, CA 92130 (the “Licensor”) and Sandoz Inc., a corporation organized under the laws of Colorado, with an office at 100 College Road West, Princeton, New Jersey 08540 (“Licensee”) (the “Agreement”) and to create and maintain strong trademark protection, Licensee should follow these guidelines when using any Licensed Trademarks in print and electronic materials. In the event a conflict arises between these Licensed Trademark Usage Guidelines and the Agreement, the terms contained in these Licensed Trademark Usage Guidelines shall control with respect to matters relating to the usage of the Licensed Trademarks. Any capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

[*].

Status of Licensed Marks

June 2018

Mark	Country	Status
SYMJEPI	United States	Pending Application
[*]	[*]	[*]

SCHEDULE I

[*]